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                                                                      EXHIBIT 3

                          MUTUAL CONFIDENTIALITY AGREEMENT

     This mutual confidentiality agreement ("Agreement") is between Essex Group, Inc., with offices in Ft. Wayne, Indiana, and Superior TeleCom Inc., with offices at 1790 Broadway, New York, NY 10019.

WHEREAS, the parties desire to share certain information regarding their operations to determine the synergies that may exist ("Evaluation"); and

WHEREAS, in connection with any discussions or negotiations between the parties, either party ("Owner") may disclose to the other party ("Recipient") certain information, as defined below, either orally, in writing, or through tangible goods:

NOW, THEREFORE, the parties agree:

     1. "INFORMATION" shall mean any and all information that Owner or any of its representatives or affiliates furnish or have previously furnished to Recipient whether furnished by any means including orally or in writing or gathered by inspection and regardless of whether the same is specifically marked or designated as "confidential" or "proprietary," together with any and all notes, memoranda, analyses, compilations, studies or other documents prepared by Recipient, its directors, officers, employees, agents, or representatives (including attorneys, accountants, and financial advisors) (the "Representatives") which contain or otherwise reflect Recipient's review of the Information, together with any an all copies, extracts, or other reproductions of any of the same; provided, however, that the term "Information" does not include information that:

          (a) is or becomes publicly known through no wrongful act of Recipient or its Representatives; or

          (b) was available in writing to Recipient on a non-confidential basis prior to its disclosure to Recipient by Owner; or

          (c) is compelled to be disclosed by court process without a protective order; provided that Recipient immediately notify Owner of any such request to produce Confidential Information, consult with Owner, and assist Owner in seeking a protective order.

     2. The Recipient acknowledges the proprietary nature of the Information and agrees to use appropriate security measures to safeguard Information disclosed by the Owner, including the obligation (i) to use at least the same measures to protect the Information of the Owner as Recipient uses to protect its own Information against misuse, (ii) to use the Information only for the purposes for which it was disclosed (i.e., only in connection with the business negotiations and any resulting business matters between the parties), (iii) to not disclose Information to third parties, except its Representatives who need to know such Information to third parties, except its Representatives who need to know such Information in order to assist Recipient in its


                                       1.
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Evaluation, who are informed by Recipient of the confidential nature of the
Information and who agree in writing to be bound by this Confidentiality Agreement, (iv) upon request to return Information supplied by Owner and to destroy and certify in writing to said destruction all notes, memoranda, analyses, compilation studies or other documents containing Information, which were prepared by Recipient or its Representatives, and (v) to disclose Information in order to assist the parties in connection with their Evaluation. Recipient shall be responsible for any breach of this Confidentiality Agreement by its Representatives.

     3. The fact that the Information was disclosed and the fact that discussions are taking place relative to the Evaluation, including the status thereof, will not be disclosed to any person or entity without the written consent of the other or except as required by applicable law, regulation or NYSE rule.

     4. Without the prior written consent of the other, neither party nor any of its Representatives will, for a period of two year(s) after the date hereof, directly solicit for hire any employee of the other.

     5. No license or conveyance of any rights under any discoveries, inventions, patents, trade secrets, proprietary information, copyrights, trade names or trademarks, or applications therefore, or any other form of intellectual property is granted or implied with respect to any information disclosed pursuant to the terms of this Confidentiality Agreement.

     6. Neither party makes any representation or warranty (whether express or implied) with respect to Information supplied under this Agreement, about the accuracy or completeness of the Information and neither party nor any of its affiliates, directors, officers, employees, representatives, or agents will have any liability to the other party or any other person or entity resulting from the Information or any use thereof.

     7. Recipient agrees that money damages will not be a sufficient remedy for any breach of this Confidentiality Agreement by it or its Representatives and that Owner is entitled to specified performance and injunctive relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Confidentiality Agreement but shall be in addition to all other remedies available at law or equity. Owner shall be entitled to recover costs and attorney's fees in any action to enforce the terms of this Confidentiality Agreement.

     8. This Confidentiality Agreement shall be governed by and construed in accordance with the laws of the State of Indiana. This Agreement cannot be modified except in writing signed by both parties.

          ESSEX GROUP, INC.                SUPERIOR TELECOM INC.

          By: /s/ Steven R. Abbott         By: /s/ Justin F. Deedy, Jr.
             ----------------------           -------------------------
          Its:    CEO                      Its: Sr. V.P.
              ---------------------            ------------------------


                                       2.
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                          [Letterhead of Essex Group, Inc.]

                                                             September 29, 1998

MR. STEVEN S. ELBAUM
Chairman, President and
  Chief Executive Officer
SUPERIOR TELECOM INC.
1790 Broadway, 15th Floor
New York, NY  10019

Dear Steve:

     On April 24, 1998, SUPERIOR TELECOM and ESSEX entered into a MUTUAL CONFIDENTIALITY AGREEMENT. That agreement has never been terminated by either party. It is our understanding that the Agreement remains in effect and will continue to apply to our exchanges of information. Further, for purposes of the two-year no solicitation of employees clause in Paragraph 4, I propose that we start the clock over as of today's date. In other words, both parties agree not to solicit each other's employees for a period of two years commencing
September 29, 1998.

     Please indicate your acceptance and acknowledgement of the above by signing below and returning by fax a copy of your signed acknowledgement.

                                       Very truly yours,

                                       /s/ Steven R. Abbott
                                       --------------------
ACCEPTED AND ACKNOWLEDGED:

  /S/ STEVEN S. ELBAUM
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STEVEN S. ELBAUM

       9/29/98
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DATE